COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE
2010 FIRST QUARTER

OKLAHOMA CITY, Oklahoma…May 6, 2010… LSB Industries, Inc. (NYSE: LXU) announced today results for the first quarter ended March 31, 2010.  These results include $6.0 million of losses and start up expenses related to the chemical plant in Pryor, Oklahoma (“Pryor Facility”).

First Quarter 2010 Results Compared to First Quarter 2009:

•	Net sales were $130.4 million compared to $150.2 million;
•	Operating income was $4.4 million compared to $19.4 million;
•	Net income was $1.7 million compared to $11.7 million;
•	Net income applicable to common shareholders was $1.4 million compared to $11.4 million;
•	Diluted earnings per common share were $.07 compared to $.51.

Discussion of First Quarter of 2010:

For the 2010 first quarter, the decline in net sales was primarily attributable to our Climate Control Business due to the continued weakness in commercial and institutional construction in the markets they serve.

Operating income declined $15.0 million, including $3.5 million in our Climate Control Business and $10.8 million in our Chemical Business.

The decline in Climate Control’s operating income was primarily attributable to a $4.0 million or an 18% reduction in gross profit due primarily to a 26% reduction in net sales.  The decline in Chemical’s operating income was attributable to a number of variances, including:

LSB Industries, Inc. News Release
May 6, 2010                                                                                           Page  2

2010 Increase/(Decrease) vs. 2009 (in millions)
•	Gross profit – agricultural products	$ (3.4)
•	Gains from precious metals recoveries	(2.1)
•	Higher margins in 2009 on firm sales commitments contracted at earlier dates and higher prices	(1.7)
•	Timing of planned major maintenance	(1.3)
•	Embedded loss on firm sales commitments – Pryor Facility	(0.8)
•	Reduced losses – natural gas and ammonia contracts	0.8
•	Other	0.5
Decrease in gross profit	(8.0)
•	Increase in start up expenses – Pryor Facility ($5.2 million in 2010 vs. $2.0 million in 2009)	(3.2)
•	Insurance recoveries and other	0.4
Decrease in operating income	$ (10.8)

Consolidated pre-tax income in the first quarter of 2009 benefited from a $1.3 million gain from the extinguishment of debt as a result of acquiring $5.7 million of our 2007 Debentures at discounts to face value.

Climate Control Business:

Net sales for the Climate Control Business for the first quarter 2010 totaled $53.7 million, a 26% decrease from the first quarter of 2009 due primarily to reduced commercial and institutional construction activity.

Despite the decline in sales, Climate Control’s gross margin as a percent of sales was 34.3% compared to 31.1% in the first quarter of 2009 with the improvement primarily related to product mix, i.e., a proportionately higher content of residential product sales and efficiency improvements in our large air handler, coil manufacturing and engineering and construction services businesses.

Bookings of new product orders during the first quarter of 2010 were $54.2 million compared to $54.9 million in the first quarter of 2009 and $48.5 million for the fourth quarter of 2009.  While new product orders for commercial products were down 8% from the same period one year earlier, there was a 30% increase in orders for residential products, consisting of geothermal heat pumps (“GHP”).  At March 31, 2010, the backlog of confirmed customer product orders was $36.0 million compared to $32.2 million at December 31, 2009.

Chemical Business:

Net sales for the Chemical Business for the first quarter 2010, were $74.9 million, compared to $74.5 million for 2009.

In terms of tons shipped, sales of industrial chemical products increased, while sales of agricultural and mining products were lower. The effect of lower volume of mining products shipped was partially offset by reimbursement of fixed costs and profit for tons not taken pursuant to contractual arrangements with

LSB Industries, Inc. News Release
May 6, 2010                                                                                           Page 3

our largest mining customer.  Sales of fertilizer grade ammonium nitrate in the first quarter of 2010 were significantly lower than in the first quarter of 2009, due to a late start of the spring fertilizer season, partly as a result of cold and wet weather conditions.  The lower volume of fertilizer grade ammonium nitrate, coupled with higher ammonia raw material input costs, resulted in lower agricultural gross margins.

In connection with the Pryor Facility project, during January 2010, we began production of anhydrous ammonia, but at production rates lower than our targeted rates. In the first quarter, we began production of UAN on a limited basis. However, the start up of the UAN plant has encountered delays, including extended lead times to refurbish certain major equipment items, resulting in significant increases in our previous estimates of the start up costs. For the first quarter of 2010, we incurred approximately $6.0 million of expenses, primarily consisting of start up costs. We continue to fund the start up of the Pryor Facility from our available cash on hand and working capital. Although we have produced UAN on a limited basis through April 2010, we have continued to encounter mechanical issues that are delaying the production of UAN at a meaningful sustained rate.  We are continuing to produce and sell anhydrous ammonia, which is the initial feedstock for the production of UAN, while we are activating the UAN plant. During April 2010 we sold 10,000 tons of anhydrous ammonia at current market prices.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated: “Due to current economic conditions, especially in the commercial construction sector, overall sales in our Climate Control Business have declined.  There have been some bright spots including orders for GHP products for the residential market which were up 30% in the current first quarter compared to one year earlier and sales of our “other” HVAC products, rose 18%.  We are also heartened by the upward trend of our backlog since 2009 year-end.”

He continued, “With respect to our Chemical Business, although the spring agricultural season got off to a late start due to poor weather, fertilizer demand was strong in April and the fundamentals appear to be favorable for the current growing season.  We also have noted a considerable improvement in industrial acid sales and, to a much lesser degree, some resurgence in demand for mining products.”

Discussing LSB’s financial condition, Mr. Golsen noted, “During the first quarter, we continued to maintain strong cash and liquidity positions and a debt-to-equity ratio of less than .7 to 1. While we look forward to an economic recovery, we will continue to invest in the areas that we believe have a long-term strategic growth potential for LSB.”

Conference Call

LSB’s management will host a conference call covering the first quarter results on Thursday, May 6, 2010 at 5:15 pm ET/4:15 pm CT to discuss these results and recent corporate developments.  Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 706-679-3079.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc. News Release
May 6, 2010                                                                                           Page 4

LSB Industries, Inc.

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers; the manufacture and sale of chemical products for the mining, agricultural and industrial markets; and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, with respect to our Chemical Business, the fundamentals appear to be favorable for the current growing season, and we will continue to invest in the areas that we believe have a long-term strategic growth potential for LSB. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2009 and the Form 10-Q for the three months ended March 31, 2010, for a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.
# # #
See Accompanying Tables

LSB Industries, Inc. News Release
May 6, 2010                                                                                           Page 5

LSB Industries, Inc.
Unaudited Financial Highlights
Three Months Ended March 31, 2010 and 2009

2010	2009
(in thousands, except per share amounts)
Net sales	$130,410	$150,197
Cost of sales	102,144	109,469
Gross profit	28,266	40,728

Selling, general and administrative expense	24,589	21,375
Provisions for losses on accounts receivable	9	52
Other expense	58	43
Other income	(806)	(162)
Operating income	4,416	19,420

Interest expense	2,080	1,911
Gain on extinguishment of debt	-	(1,322)
Non-operating other income, net	(38)	(23)
Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	2,374	18,854
Provisions for income taxes	912	7,349
Equity in earnings of affiliate	(261)	(240)
Income from continuing operations	1,723	11,745

Net loss from discontinued operations	5	2
Net income	1,718	11,743

Dividends on preferred stocks	305	306
Net income applicable to common stock	$1,413	$11,437

Weighted-average common shares:
Basic	21,226	21,110

Diluted	21,364	23,671

Income per common share:
Basic	$.07	$.54

Diluted	$.07	$.51

See accompanying notes.

LSB Industries, Inc. News Release
May 6, 2010                                                                                           Page 6

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Three Months Ended March 31, 2010 and 2009

Note 1:
 Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements.  Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock, plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions for income taxes are as follows:

Three Months Ended March 31,
2010	2009
(in thousands)
Current:
Federal	$516	$4,808
State	207	590
Total current	$723	$5,398

Deferred:
Federal	$177	$1,751
State	12	200
Total current	$189	$1,951
Provision for income taxes	$912	$7,349

The tax provision for the three months ended March 31, 2010, was $912,000 or 34.7% of pre-tax income and included the impact of the increased domestic manufacturer’s deduction available in 2010 and advanced energy credits. The tax provision for the three months ended March 31, 2009 was $7.3 million or 38.5% of pre-tax income and included the impact of domestic manufacturer’s deduction and other permanent items.

Note 3:
During the three months ended March 31, 2009, we acquired $5.7 million aggregate principal amount of the 2007 Debentures for $4.2 million with each purchase being negotiated.  Accordingly, we recognized a gain on extinguishment of debt of $1.3 million after writing the unamortized debt issuance costs associated with the 2007 Debentures acquired.

Note 4:	Information about the Company’s operations in different industry segments for three months ended March 31, 2010 and 2009 is detailed on the following page.

LSB Industries, Inc. News Release
May 6, 2010                                                                                           Page 7

  LSB Industries, Inc.
  Notes to Unaudited Financial Highlights
  Three Months Ended March 31, 2010 and 2009

2010	2009
(in thousands)
Net sales:
Climate Control	$53,671	$72,048
Chemical	74,872	74,478
Other	1,867	3,671
	$130,410	$150,197

Gross profit: (1)
Climate Control	$18,399	$22,428
Chemical (2)	9,158	17,148
Other	709	1,152
	$28,266	$40,728

Operating income: (3)
Climate Control	$5,527	$8,978
Chemical (2) (4)	1,885	12,638
General corporate expenses and other business operations, net	(2,996)	(2,196)
	4,416	19,420
Interest expense	(2,080)	(1,911)
Gain on extinguishment of debt	-	1,322
Non-operating other income, net:
Climate Control	1	-
Chemical	2	3
Corporate and other business operations	35	20
Provisions for income taxes	(912)	(7,349)
Equity in earnings of affiliate-Climate Control	261	240
Income from continuing operations	$1,723	$11,745

LSB Industries, Inc. News Release
May 6, 2010                                                                                           Page 8

  LSB Industries, Inc.
  Notes to Unaudited Financial Highlights
  Three Months Ended March 31, 2010 and 2009

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
As the result of entering into sales commitments with higher firm sales prices during 2008, we recognized sales with a gross profit of $761,000 and $2,500,000 higher than our comparable products sales made at lower market prices available during the first quarter of 2010 and 2009, respectively.  In addition, during the first quarter of 2010 and 2009, we recognized gains on sales and recoveries of precious metals totaling $112,000 and $2,213,000, respectively.  The impact of these transactions increased gross profit and operating income for each respective period.  During the first quarter of 2010 and 2009, we incurred expenses of $1,432,000 and $120,000, respectively, relating to planned major maintenance activities.  During the first quarter of 2010 and 2009, we recognized losses totaling $838,000 and $1,619,000 respectively, on our futures/forward contracts for natural gas and ammonia.  During the first quarter of 2010, we recognized net losses on firm sales commitments of $790,000, most of which relates to the Pryor Facility discussed below in note 4.  The impact of these expenses and losses decreased gross profit and operating income for each respective period.

(3)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations.  Operating income by industry segment represents gross profit less selling, general and administrative expense (“SG&A”) incurred plus other income and other expense earned/incurred before general corporate expenses and other business operations, net.  General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(4)
During the first quarter of 2010, we began limited production of anhydrous ammonia and UAN at our Pryor Facility.  However, the production was at rates lower than our targeted production rates.  As a result, we incurred expenses of $6,037,000 (including the $770,000 net loss on firm sales commitments discussed above in note 2).  During the first quarter of 2009, we incurred start up expenses of $1,996,000 relating to the Pryor Facility.  Excluding the net loss on firm sales commitments, which are included in cost of sales, these expenses are primarily included in SG&A for each respective period.

LSB Industries, Inc. News Release
May 6, 2010                                                                                           Page 9

LSB Industries, Inc.
Consolidated Balance Sheets
(Information at March 31, 2010 is unaudited)

March 31,	December 31
2010	2009
(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$45,067	$61,739
Restricted cash	582	30
Short-term investments	10,000	10,051
Accounts receivable, net	67,906	57,762
Inventories	61,113	51,013
Supplies, prepaid items and other:
Prepaid insurance	3,206	4,136
Prepaid income taxes	1,181	1,642
Precious metals	12,194	13,083
Supplies	5,415	4,886
Other	2,682	1,626
Total supplies, prepaid items and other	24,678	25,373
Deferred income taxes	5,459	5,527

Total current assets	214,805	211,495

Property, plant and equipment, net	122,877	117,962

Other assets:
Debt issuance costs, net	1,547	1,652
Investment in affiliate	3,959	3,838
Goodwill	1,724	1,724
Other, net	2,168	1,962
Total other assets	9,398	9,176
	$347,080	$338,633

(Continued on following page)

LSB Industries, Inc. News Release
May 6, 2010                                                                                           Page 10

LSB Industries, Inc.
Consolidated Balance Sheets
(Information at March 31, 2010 is unaudited)

	March 31	December 31
	2010	2009
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,297	$37,553
Short-term financing	1,905	3,017
Accrued and other liabilities	25,367	23,054
Current portion of long-term debt	3,438	3,205
Total current liabilities	70,007	66,829

Long-term debt	101,775	98,596

Noncurrent accrued and other liabilities	10,776	10,626

Deferred income taxes	12,094	11,975

Commitments and contingencies

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 25,371,925 shares issued (25,369,095 at December 31, 2009)	2,537	2,537
Capital in excess of par value	130,349	129,941
Retained earnings	42,495	41,082
	178,381	176,560
Less treasury stock at cost:
Common stock, 4,143,362 shares	25,953	25,953
Total stockholders' equity	152,428	150,607
	$347,080	$338,633